QuickLinks -- Click here to rapidly navigate through this document

Exhibit 15.2

XYRATEX LTD

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Balance at beginning of period	Charged to costs and expenses	Acquisition	Charged to other accounts	Deductions	Balance at end of period
	(US dollars in thousands)
Year ended November 30, 2005:
Deferred tax valuation allowance	$4,270	—	12,904	(273)	—	$16,901
Warranty provision	$1,919	1,543	303	—	(1,220)	$2,545
Allowance for doubtful accounts	$198	4	128	—	(14)	$316
Year ended November 30, 2004
Deferred tax valuation allowance	$6,070	—	—	(1,800)	—	$4,270
Warranty provision	$1,231	1,561	508	—	(1,381)	$1,919
Allowance for doubtful accounts	$371	50	—	—	(223)	$198
Year ended November 30, 2003
Deferred tax valuation allowance	$17,684	—	—	(11,614)	—	$6,070
Warranty provision	$920	1,291	—	—	(980)	$1,231
Allowance for doubtful accounts	$583	22	—	—	(234)	$371

The information above relates to the continuing operations of the Company.

QuickLinks

  Exhibit 15.2
XYRATEX LTD SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES